SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT




     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): June 30, 1998





                                PSI Energy, Inc.
             (Exact name of registrant as specified in its charter)




    Indiana                    1-3543                   35-0594457
(State or other             (Commission               (IRS Employer
jurisdiction of             File Number)            Identification No.)
 incorporation)






                   1000 East Main Street, Plainfield, IN 46168
              (Address of principal executive offices) (Zip Code)





       Registrant's telephone number, including area code: (317) 839-9611

                              ITEM 5. OTHER EVENTS.


PSI Energy, Inc. (Company), a subsidiary of Cinergy Corp., will take a one-time charge against second quarter 1998 earnings of $80 million ($50 million after tax), reflecting implementation of a 1989 settlement of a dispute with the Wabash Valley Power Association, Inc. (WVPA).

The dispute with WVPA resulted from the cancellation of the Marble Hill nuclear power station in 1984. The Company has assumed WVPA's liability to Rural
Utilities Service and the National Rural Utilities Cooperative Finance Corporation and will repay the obligation with interest over a 35-year term. The Company will use the net proceeds from a 35-year power sales agreement with WVPA to fund the principal amount of and interest on the obligation.

The Company also announced that it will provide additional reserves of $7 million ($4 million after tax) in the second quarter of 1998 for its electric trading business. These additional reserves reflect the results of the Company's reassessment of the basis upon which it provides reserves, including those for credit exposure, on its existing contracts.

The Company expects no realized loss from its trading operations in the second quarter of 1998, despite dramatic swings in the electricity market caused by unseasonably hot weather in June, scheduled and unplanned generating unit outages in the region and defaults by several power marketers on their supply obligations. The Company considered the effects of these events in estimating the value of its existing contract positions.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                              PSI Energy, Inc.
                                               (Registrant)




Date:  July 15, 1998        By:            /s/ John P. Steffen
                                       -----------------------------
                                               John P. Steffen,
                                        Vice President and Comptroller
                                                (Signature)